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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 8-A / A

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                             Dynatech Corporation
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             (Exact name of registrant as specified in its charter)

                                 Massachusetts
             ------------------------------------------------------
                 (State or other jurisdiction of incorporation)

             0-07438                                  04-2258582
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   (Commission File Number)            (I.R.S. Employer Identification Number)

                         3 New England Executive Park
                       Burlington, Massachusetts 01803
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              (Address of principal executive offices) (zip code)

      Registrant's telephone number, including area code:  (781) 272-6100


       Securities to be registered pursuant to Section 12(b) of the Act:

                                     None
             ------------------------------------------------------
                               (Title of class)

                            New York Stock Exchange
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                  (Name of each exchange on which each class
                             is to be registered)

       Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
             ------------------------------------------------------
                               (Title of class)
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Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

     Item 1 of the Form 8-A is hereby amended so as to read in its entirety as follows:

     On February 16, 1989, the Board of Directors of Dynatech Corporation (the "Company") declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on March 3, 1989. Each Right entitles the registered holder to purchase from the Company a unit consisting of one two-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at a cash Exercise Price of $100.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement ("Rights Agreement") between the Company and the First National Bank of Boston, as Rights Agent. The Rights Agreement was amended and restated on March 12, 1990. Amendment No. 1 to the Rights Agreement was executed on December 20, 1997.

     Initially, the Rights will not be exercisable and will be attached to all outstanding shares of Common Stock. No separate Right Certificates will be distributed until the Distribution Date. The Rights will separate from the Common Stock and the Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of said announcement being referred to as the "Stock Acquisition Date"); provided, however, that as a result of the execution, delivery and performance under, or consummation of the transactions relating to and contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 20, 1997 by and among the Company and CDRD Merger Corporation ("Mergerco"), Mergerco shall not be deemed an Acquiring Person for any purposes of the Shareholder Rights Agreement, (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 15% or more of the outstanding shares of Common Stock or (iii) the determination by the Board of Directors of the Company that a Person meets criteria specified in the Rights Agreement and is therefore an Adverse Person; provided, however, that Mergerco shall not, during the effectiveness of the Merger Agreement, be declared an Adverse Person for any purpose of the Rights Agreement.

     Until the Distribution Date (or earlier redemption or expiration of the Rights), (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after March 3, 1989 will contain a notation incorporating the Shareholder Rights Agreement by reference, and (c) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

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     The Rights are not exercisable until the Distribution Date and will expire at the earlier of the Effective Time (as defined in the Merger Agreement) or the close of business on February 16, 1999, unless previously redeemed by the Company as described below.

     As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that any Person becomes an Acquiring Person or the Board of Directors determines that any Person is an Adverse Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the current Exercise Price, that number of shares of Preferred Stock of the Company having a market value equal to the result obtained by (x) multiplying the number of Units for which a right is exercisable by the Exercise Price and then dividing the product by (y) 50% of the fair market value of a Unit (such Right being referred to as the "Subscription Right"). In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's assets or earning power is sold to any other Person or Persons, each holder of a Right shall thereafter have the right to receive, upon exercise thereof at the current Exercise Price, common stock of the acquiring company having a market value equal to the result obtained by (x) multiplying the number of Units for which a right is exercisable by the Exercise Price and then dividing the product by (y) 50% of the fair market value of a share of common stock of the acquiring company (such Right being referred to as the "Merger Right") In the event that a transaction gives rise to both the Subscription Right and the Merger Right, only the Merger Right shall be available to the holder of a Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Shareholder Rights Agreement) become null and void.

     The Exercise Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. The Company is not obligated to issue fractional Units. If the Company elects not to issue fractional Units, in lieu

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thereof an adjustment in cash will be made based on the fair market value of the
Preferred Stock on the last trading date prior to the date of exercise.

     Any of the provisions of the Shareholder Rights Agreement may be amended by the Board of Directors of the Company at any time prior to the Distribution Date. From and after the Distribution Date, the Board of Directors of the Company may, subject to certain limitations specified in the Shareholder Rights Agreement, amend the Shareholder Rights Agreement to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period under the Shareholder Rights Agreement or to make other changes that do not adversely affect the interests of the Rights holders (excluding the interests of Acquiring Persons or their Affiliates or Associates).

     The Rights may be exercised in whole or in part at any time after the Distribution Date at or prior to the earlier of (i) the earlier of the Effective Time (as defined in the Merger Agreement) and the close of business on February 16, 1999 (the "Final Expiration Date") or (ii) the time at which the Rights are redeemed by the Board of Directors (as described below).

     The Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $0.02 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors until the earliest of (i) the close of business on the tenth day after the Stock Acquisition Date, (ii) the declaration by the Board of Directors that a Person is an Adverse Person, (iii) an event triggering the Merger Right or
(iv) the Final Expiration Date. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

     Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Stock (or other consideration) of the Company or for common stock of an acquiring company as set forth above.

      The Amended and Restated Rights Agreement between the Company and the Rights Agent, which specifies the terms of the Rights and includes as Exhibit B the form of Right Certificate, and Amendment No. 1 to the Amended and Restated Rights Agreement are attached hereto as Exhibits 1 and 3 and are incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibits 1 and 3.

Item 2.  Exhibits.
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     The following exhibits are filed herewith as set forth in the Exhibit Index of this Report (or incorporated by reference as indicated below):

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          1. Shareholder Rights Agreement dated as of February 16, 1989 as amended and restated as of March 12, 1990 between the Company and The First National Bank of Boston, as Rights Agent. (incorporated by reference)

          2. Form of Right Certificate. (incorporated by reference)

          3. Amendment No.1 to Shareholder Rights Agreement dated as of December 20, 1997 between the Company and BankBoston, N.A. (formerly The First National Bank of Boston), as Rights Agent.

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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                    Dynatech Corporation

Dated:  May 19, 1998                By:  /s/ Allan M. Kline
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                                       Allan M. Kline
                                       Corporate Vice President
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                                 EXHIBIT INDEX


The following designated exhibits are filed herewith:

Exhibit
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  1. Amendment No. 1 to Shareholder Rights Agreement dated as of December 20,
     1997 between the Company and BankBoston, N.A. (formerly The First National Bank of Boston), as Rights Agent.